Beeline Launches "Beeline Labs" to Drive Revenue Growth with Groundbreaking SaaS Model and BlinkQC

Providence, Rhode Island, January 30, 2025 - Beeline (NASDAQ: BLNE), a digital-first leader in mortgage innovation, has launched Beeline Labs, a new division dedicated to generating B2B SaaS revenue. As its first product, Beeline Labs introduces BlinkQC, a revolutionary automated mortgage Quality Control (QC) solution designed to save lenders time and money while ensuring compliance with industry standards.

BlinkQC: Faster, Smarter Mortgage QC

The QC process, mandated by Fannie Mae and Freddie Mac, requires lenders to review 10% of all mortgage files prior to closing. Traditionally, QC is conducted by third-party providers or internal teams using separate systems, costing $150-$200 per file and taking up to two days per review.

Powered by proprietary AI and leveraging DOC AI, which is more accurate than OCR, BlinkQC automates the entire QC process in just three minutes, while delivering 95% data extraction accuracy across even the most complex, multi-page documents. This groundbreaking solution applies over 400 compliance rules to ensure thorough, automated reviews, significantly outperforming traditional OCR technology.

"BlinkQC is a game-changer for the mortgage industry", said Nick Liuzza, CEO at Beeline. "By automating a traditionally cumbersome process, we're helping lenders save time and money while maintaining compliance with stringent industry standards."

BlinkQC is live within Beeline's mortgage operations and will be available to license in March.

Market Demand and Future Opportunities

With three lenders already committed to licensing BlinkQC ahead of its official launch in Q1 2025, market demand is strong. Beeline anticipates rapid adoption across the industry as BlinkQC becomes the preferred solution for both pre-close and post-close QC processes.

About Beeline Financial Holdings, Inc.

Beeline Financial Holdings, Inc. is a technology-driven mortgage lender and title provider offering a fully digital, AI-enhanced, platform that simplifies and accelerates the home financing process for homeowners and property investors. Based in Providence, RI, Beeline is dedicated to transforming the mortgage industry through innovative technology and customer-centric solutions.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements that reflect our expectations or anticipations rather than historical fact. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions, general competitive factors, the Company's ongoing financing requirements and ability to achieve financing, acceptance of the Company's products in the market, the Company's success in obtaining new customers, the Company's ability to execute its business model and strategic plans, and other risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"). A detailed discussion of the most significant risks can be found in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and the Company's Current Report on Form 8-K filed with the SEC on November 21, 2024 and the Company's Current Report on Form 8K/A filed with the SEC on Form 8-K/A on December 19, 2024. The Company assumes no obligation to update the cautionary information in this press release.

Contact:

ir@makeabeeline.com

SOURCE: Beeline Financial Holdings, Inc.